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                                                                       EXHIBIT 5


                                 ALSTON & BIRD
                         1201 W. Peachtree Sreet, N.W.
                               Atlanta, GA 30309





                                  June 7, 1996


Fuqua Enterprises, Inc.
1201 West Peachtree Street, N.W., Suite 5000
Atlanta, Georgia 30309

         Re:     Form S-8 Registration Statement
                 1995 Stock Option Plan for Outside Directors

Ladies and Gentlemen:

         The undersigned have acted as counsel for Fuqua Enterprises, Inc., a Delaware corporation (the "Corporation"), in connection with the referenced Registration Statement on Form S-8 (the "Registration Statement") being filed by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and covering 50,000 shares of the Corporation's common stock, $2.50 par value ("Common Stock") that may be issued pursuant to the 1995 Stock Option Plan for Outside Directors (the "Plan"). In connection therewith, we have examined originals or copies of corporate records, certificates of public officials and of officers of the Corporation and other instruments as we have deemed relevant and necessary for the opinion hereinafter expressed.

         On the basis of the foregoing, we are of the opinion that:

         The 50,000 shares of Common Stock to be issued pursuant to the Plan, when issued accordance with the terms and conditions of the Plan, will be legally and validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.


                                         Sincerely,


                                         ALSTON & BIRD